For Immediate Release
VPG Appoints Cary Wood to Its Board of Directors
Dr. Sam Broydo To Retire From VPG’s Board of Directors
MALVERN, Pa. (March 28, 2016) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced the appointment of a new independent member to its Board of Directors, Mr. Cary Wood.
Marc Zandman, VPG’s Chairman of the Board said of the appointment, “We are fortunate to have Cary join the Board and we’re confident he will add great value as he shares his expertise with us. We look forward to drawing upon his counsel and his experiences, as he is highly accomplished as a senior executive for several prominent, global firms, most recently as Chief Executive Officer and director for a publicly-traded global manufacturing company.”
Mr. Wood served as Chief Executive Officer of the Sparton Corporation from November 2008 through February 2016 and as President of the Sparton Corporation from April 2009 through February 2016. Previously, Mr. Wood served in a variety of roles for Citation Corporation (now known as Grede Holdings, LLC). Mr. Wood began his career with General Motors Corporation followed by a period with United Technologies Corporation in a variety of roles, including general management, operations and engineering capacities. Mr. Wood received a Bachelor of Science in Technology from Purdue University, a Master of Science in Industrial Operations in the School of Management from Lawrence Tech University, and an MBA in Finance from Loyola University-Chicago.
VPG also announced that Dr. Samuel Broydo, age 79, has informed the Board of Directors of his decision to retire from the Board, and not to stand for re-election, at its annual meeting on May 26, 2016.
Mr. Zandman added, “I would like to thank Dr. Broydo for his years of counsel and extraordinary contributions while serving on the VPG Board. We wish him well.”
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery; difficulties or delays in completing acquisitions (including the acquisition of Stress-Tek) and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP systems and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower- cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com
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